As filed with the Securities and Exchange Commission on May 17, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BROAD STREET REALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3361229
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

7250 Woodmont Ave, Suite 350 Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip code)

Broad Street Realty, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Michael Z. Jacoby

Chief Executive Officer

7250 Woodmont Ave, Suite 350

Bethesda, Maryland

(Name and address of agent for service)

301-828-1200

(Telephone number, including area code, of agent for service)

Copies to:

David P. Slotkin

Andrew P. Campbell

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, D.C. 20037

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer,’’ ‘‘smaller reporting company,’’ and ‘‘emerging growth company’’ in Rule 12b–2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.01 par value per share	3,466,800	$1.26	$4,368,168	$476.57

(1)Represents shares of common stock (“Common Stock”) of Broad Street Realty, Inc. (the “Company”) reserved for issuance under the Broad Street Realty, Inc. 2020 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.

(2)Represents the last reported sale price per share of Common Stock of the Company as reported on the OTC Markets Group, Inc. on May 11, 2021.

(3)Computed in accordance with Rule 457(c) and (h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 17, 2021; and

(3)	The Company’s Current Report on Form 8-K filed with the Commission on April 5, 2021; and

(4)

The description of Common Stock contained in the Company’s Description of Securities, filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on April 15, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Company or its shareholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock repurchases or redemptions); or
•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•	the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•	the Company may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
•

the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby the Company will indemnify such executive officers and directors to the fullest extent permitted by Delaware law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on April 15, 2010)
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 27, 2019)
5.1*	Opinion of Morrison & Foerster LLP
10.1	Broad Street Realty, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 21, 2020)
10.2*	Form of Restricted Stock Agreement for Officers
10.3	Form of Restricted Stock Agreement for Directors (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on April 15, 2021
23.1*	Consent of BDO USA LLP
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page of this registration statement)

________________________

* Filed herewith

 Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on this 17th day of May, 2021.

BROAD STREET REALTY, INC.

By:	/s/ Michael Z. Jacoby
Michael Z. Jacoby
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates stated by the following persons in their capacities with Broad Street Realty, Inc. Each person whose signature appears below hereby constitutes and appoints Michael Z. Jacoby and Alexander Topchy, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments to this Registration Statement and any amendment pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated with Broad Street Realty, Inc.

/s/ Michael Z. Jacoby
Michael Z. Jacoby	Chief Executive Officer (principal executive officer)	May 17, 2021

/s/ Alexander Topchy
Alexander Topchy	Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	May 17, 2021
/s/ Vineet P. Bedi
Vineet P. Bedi	Director	May 17, 2021

/s/ Joseph C. Bencivenga
Joseph C. Bencivenga	Director	May 17, 2021

/s/ Jeffrey H. Foster
Jeffrey H. Foster	Director	May 17, 2021

/s/ Daniel J.W. Neal
Daniel J.W. Neal	Director	May 17, 2021

/s/ Samuel M. Spiritos
Samuel M. Spiritos	Director	May 17, 2021

/s/ Thomas M. Yockey
Thomas M. Yockey	Director	May 17, 2021